Dig - The Dog Person's Dating App

Invest $99.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

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Introducing Dig - The Dog Person's Dating App

Dig pierces the booming $70B US pet industry through our lead product, the Dig App, which allows Dig to connect to the dog-loving community online as well as through localized events and community outreach. Our mission is to utilize the driving forces of love, companionship, and community to provide a warm, open, and thriving environment to support our clients' journey for romance.

Dig's approach fills current gaps in both the pet tech and online dating spaces. The intelligent information and data garnered from the Dig App offers valuable opportunities for the pet tech industry, allowing Dig to capitalize on the booming nature of the pet tech industry and leverage the demand for pet-related data.

Dig Dates, Inc ("Dig"), has developed a dating app that connects dog-people based on what is important to them: their need for their future significant other to be compatible with their four-legged companion and the lifestyle of being a dog owner or lover. A successful match signifies a valuable and important moment in the dog's life when it may go from one owner to two, doubling possible household resources, time, and love for the dog.

Dig is free for users. Companies pay to sponsor features on the app and for vendor space at Dig events. Dig executes co-promotional campaigns with companies and pet rescue groups. As Dig grows, we plan to offer optional paid subscription tiers to users with additional features.

We've formed partnerships with brands interested in entering the dog space such as WeWork, who, as our events partners, gives Dig their space, beer, access to their community, staff, and more for free for Dig to host launch events across the country. Dig is using the dog lifestyle information garnered from the app to improve user experience by building stronger matching algorithms, which leads to more success stories for dog lovers on the app and beyond.

Learn more about Dig - The Dog Person's Dating App at DigDates.com.

Be a Part of Dig - The Dog Person's Dating App

This is an offering of Common Stock, under registration exemption 4(a)(6), in Dig Dates, Inc., doing business as Dig - The Dog Person's Dating App. This offering must raise at least $10,000 by April 30, 2019 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Dig - The Dog Person's Dating App may issue additional securities to raise up to $107,000, the offering's *maximum*.

$14,677 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,214,000 shares × $0.50 per share
= $4,607,000 implied valuation

Financials

Dig - The Dog Person's Dating App's official name is Dig Dates, Inc., so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Dig - The Dog Person's Dating App's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 21, 2018

Ask Dig - The Dog Person's Dating App a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.